Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-11 (333-254931) of Invesco Real Estate Income Trust Inc. of our report dated March 24, 2023 relating to the financial statements and financial statement schedule of Invesco Real Estate Income Trust Inc., which appears in Invesco Real Estate Income Trust Inc.’s Annual Report on Form 10-K. We also consent to the use in this Registration Statement of our report dated March 3, 2023 relating to the financial statements of Vida JV LLC, which appears in Invesco Real Estate Income Trust Inc.’s Annual Report on Form 10-K. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

March 24, 2023